EXHIBIT 99.1

LAS VEGAS SANDS INC.
Summarized Financial Information (Unaudited)

Summarized balance sheet information (unaudited)
as of August 31, 2004
(amounts in thousands)

Current assets	$1,063,140
Non current assets	$1,714,709

Current liabilities	$269,211
Non current liabilities	$1,973,480

Summarized income statement information (unaudited)
for the month ended August 31, 2004
(amounts in thousands)

Net Revenues	$118,747
Net Operating Income	$33,150
Net Income	$17,088